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                                  EXHIBIT 23.4











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                        CONSENT OF INDEPENDENT ACCOUNTANT


     I consent to the inclusion in Host Funding, Inc.'s Registration Statements on Form S-4 (File No.033-6001) and Form S-11 (File No.33-92772) of my report dated July 11, 1995, on my audit of the balance sheet of Host Funding, Inc. as of April 1, 1995, and of my report dated April 4, 1995 on my audits of the Financial Statements and Supplemental Schedules of All American Group, Ltd. as of December 31, 1994 and 1993 and for the years ended December 31, 1994, 1993, and 1992. I also consent to the reference to my Firm under the caption "Experts".




San Diego, California              ----------------------------------
September ___, 1995                William H. Ling
                                   Certified Public Accountant